Exhibit 1

TRUSTEE'S DISTRIBUTION STATEMENT

To the Holders of:
Corporate Backed Trust Certificates, Prudential Financial Note-Backed Series 2003-20
*CUSIP:	21988K701	ClassA-1
	21988KAG2	ClassA-2

In accordance with the Standard Terms for Trust Agreements, U.S. Bank Trust National Association, as Trustee, submits the following cash basis statement for the period ending January 15, 2008.

INTEREST ACCOUNT

Balance as ofJuly 16, 2007.....	$0.00
Scheduled Income received on securities.....	$1,513,773.75
Unscheduled Income received on securities.....	$0.00

LESS:
	Distribution to Class A-1 Holders.....	-$1,513,773.75
	Distribution to Class A-2 Holders.....	-$0.00
	Distribution to Depositor.....	-$0.00
	Distribution to Trustee.....	-$0.00
Balance as ofJanuary 15, 2008.....		$0.00

PRINCIPAL ACCOUNT

Balance as ofJuly 16, 2007.....	$0.00
Scheduled principal payment received on securities.....	$0.00

LESS:
Distribution to Holders.....	-$0.00
Balance as ofJanuary 15, 2008.....	$0.00

UNDERLYING SECURITIES HELD AS OFJanuary 15, 2008

Principal Amount	Title of Security
$52,653,000	Prudential Financial, Inc. 5.75% Medium-Term Notes, Series B due July 15, 2033
	*CUSIP:	74432QAC9

U.S. Bank Trust National Association, as Trustee

*The Trustee shall not be held responsible for the selection or use of the CUSIP numbers nor is any representation made as to its correctness. It is included solely for the convenience of the Holders.